                                January 15, 1997

                                                                     Exhibit 5.1

Aspect Telecommunications Corporation
1730 Fox Drive
San Jose, CA 95131-2312

         REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about January 16, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 490,836 shares of your Common Stock, par value $0.01 per share (the "Shares"), to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders"). As your counsel, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares by the Selling Shareholders in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution."

         It is our opinion that the Shares, when sold by the Selling Shareholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                                     Very truly yours,

                                                     VENTURE LAW GROUP
                                                     A Professional Corporation

                                                     /s/ VENTURE LAW GROUP